Exhibit 10.23

                 SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

                                     BETWEEN

                                  SERAFINO POSA

                                       AND

                              POLAROID CORPORATION

         This Separation Agreement and Mutual General Release (the "Agreement") is made and entered into as of December 17, 1998, by and between SERAFINO POSA (the "Officer") and POLAROID CORPORATION (the "Company").

                                    RECITALS

A.   The Company employs the Officer as an Executive Vice President.

B. The Officer and the Company have mutually agreed to terminate the employment relationship.

C. The Officer and the Company desire to specify the terms of the Officer's separation from the Company and to resolve fully and finally any and all claims, disputes, or disagreements that the Officer and the Company may have against each other.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation. Upon mutual agreement, the Officer's employment with the Company will terminate on or before January 15, 1999 (the "Separation Date").

2. Annual Bonus Payment. The Officer will receive his 1998 bonus from the Polaroid Incentive Plan for Executives if a bonus is paid to active employees, at the rate paid to other similarly situated executives. This payment would be made at the time the bonus is paid for active employees.

3.   Severance Payment.

     a. The Company shall pay the Officer a Severance Amount equal to two (2) times his annual base pay of $340,000, which shall begin on the day following the Officer's Separation Date and continue for a period of twenty-four (24) months thereafter.

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     b.   The Severance Amount shall be paid in a stream of payments based on the Officer's monthly base rate of pay in accordance with the Company's regular biweekly payroll schedule beginning shortly after his Separation Date.

     c. The Officer shall receive his previously accrued unused vacation pay as soon as practicable after his Separation Date; and,

     d. Notwithstanding the foregoing, no payment shall be due for at least one (1) week after the execution of this Agreement by both parties.

4. Outplacement Counseling. Outplacement services through a contractor of the Officer's choice at a rate to be negotiated and agreed upon by Polaroid will be reimbursed by the Company until December 31, 1999, or until the Officer finds Employment, whichever occurs sooner.

5. Miscellaneous Adjustments. The Company shall have the right to deduct from all cash payments referred to in this Agreement all amounts required by applicable law to be withheld and to apply any such payments to pay any amounts which the Officer may owe as of his Separation Date (including, but not limited to, items such as company store and corporate credit card obligations, garnishments or liens).

6. Options. All options awarded on or before May 1, 1998, which have been granted to the Officer, shall fully vest upon the Officer's Separation Date. Consistent with a Supplemental Option Agreement which shall be executed herewith and govern the terms of this acceleration, the Officer shall have three (3) years from his Separation Date, or ten (10) years from the date an Option was originally granted, whichever is shorter, within which to exercise his Options (attached as Exhibit A).

7. Performance Shares. A pro-rata portion of the Officer's Performance Awards which have been awarded will remain viable and will be awarded at the time such awards are made to active employees similarly situated. For this purpose, the pro-rata portion shall be based on the period the Officer was an employee during the performance period of each award divided by the total period of the Performance Award. These Performance Award distributions, as adjusted for the pro-rata period, shall be based on the Company's actual performance during the performance period for such award (two (2) and three (3) year periods respectively). No future performance awards shall be granted after the date of this Agreement.

8. Medical and Dental Benefits. The Company shall continue to provide the Officer the subsidized medical and dental insurance that is currently being provided to the Officer from the Officer's Separation Date for a period of twenty four (24) months or until the Officer becomes eligible for substantially similar insurance from another employer, whichever occurs first.

     These benefits will be provided under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) at the same cost active employees similarly situated pay for such benefits. However, the Officer will only be entitled to the subsidized benefit for the twenty-four (24) months following his Separation Date, or until he becomes eligible for substantially similar insurance from another employer, whichever occurs first. If either of these events occurs, the Company's obligation to provide subsidized medical and dental insurance under this paragraph ceases. The Officer shall be provided the right to continue COBRA by paying the full unsubsidized premium for the benefits, plus two percent (2%) for any remaining COBRA period (the COBRA period is normally eighteen (18) months from a separation date).

                                 -2 of 8 pages-
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9.   Financial Planning. In addition to the payments set forth above, and upon proper documentation that the expense has been incurred, the Company agrees to reimburse the Officer the amount of $5,000 for financial planning expenses that he incurs if such expenses are submitted for work performed prior to December 31, 1999.

10. Officer's General Release. In exchange for the severance benefits just described, except as otherwise provided below, which the Officer acknowledges are in excess of what would otherwise have been due him, the Officer agrees to and hereby does release all claims the Officer may have against the Company, the Company's employee benefit plans (including any trusts, or insurance contracts forming part of any such plans), and its directors, trustees, officers, shareholders, employees, agents, administrators, successors and assigns, including, but not limited to, any claims arising out of or in connection with the Officer's employment by the Company or the termination of the Officer's employment. This release includes a waiver of any claims that the Officer may have under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. [Section]
     621), except for any claims under that Act which may arise after the Effective Date of this Agreement.

     This release includes (but is not limited to) any pending grievances or claims internal or otherwise and any claims which might be brought under or on the basis of:

     o    any employment relations law;

     o any state, federal or local law, regulation or executive order prohibiting discrimination on account of age, race, color, sex, sexual orientation, national origin, religion, handicap or veteran status, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. [Section] 621);

     o common law, including, without limitation, claims arising from any contract or tort law;

     o any public policy, law or equity claims for expenses, attorneys' fees, or other monetary or equitable relief; and

     o any other claim arising out of the Officer's employment with the Company or termination of the Officer's employment with the Company, from his first date of employment to the Effective Date of this Agreement.

     This release will not preclude claims arising from workers compensation laws, for vested accrued benefits under the Polaroid Pension Plan or the Polaroid Retirement Savings Plan as determined by the plan administrators of such Plans.

     This Agreement is an important and binding legal document, and the Company therefore encourages the Officer to consider its terms carefully and to seek the advice of an attorney before the Officer signs it.

     By signing this Agreement, the Officer acknowledges that he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement. If the Officer chooses to sign this Agreement before the end of the twenty-one (21) day period that the Company has set, he expressly waives any right to the balance of that period.

11.  General Covenants.

     a. The Officer shall not commit any act, or in any way assist others to commit any action, intended to injure the Company nor shall the

                                 -3 of 8 pages-
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          Officer divulge (except as required by law) any confidential information or make available to any others any documents, files, or other papers concerning the Company, or its financial affairs.

     b. The Officer, on behalf of himself and his spouse, attorneys acting on his behalf, agents, and representatives, agrees not to engage in any public criticism regarding his employment or the business affairs of Polaroid, nor to make any negative, detrimental, or derogatory comments concerning the Company or its parents, partners, owners, and affiliates, and their owners, stockholders, directors, officers, employees, partners, trusts, agents, attorneys, and representatives, past and present; the Company agrees to make no public criticism regarding the Officer or his employment with the Company.

     c. The Officer shall not disclose the terms of this Agreement unless required to do so by law; provided, however, that the terms of this Agreement may be disclosed in confidence to the following: to the Officer's immediate family, attorneys, and tax or financial consultants. Before disclosing the terms of this Agreement to anyone as permitted under this paragraph, the Officer shall first obtain an agreement from the person receiving the information that he or she will not disclose the terms of the Agreement to any other person. The unauthorized disclosure of the terms of this Agreement by any person shall constitute a violation of this paragraph by the party who initially disclosed the terms of this Agreement.

12. Mutual Agreement. The parties understand and agree that nothing contained in this Agreement shall constitute or be construed in any way as an admission of any liability whatsoever by either the Officer or the Company.

                                 -4 of 8 pages-
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13.  Non-Competition and Confidentiality.

     a. Non-Competition. During the period in which the Officer is employed by the Company or any of its subsidiaries and for a period of twenty-four
          (24) months following the Separation Date, the Officer shall not engage in any activity or become associated with any entity or venture, whether as a principal, partner, employee, consultant, shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise, that is in competition in any geographic area with the business of the Company. The intent of this Section is not to prevent the Officer from working, but to protect the Company and give the Company the opportunity to evaluate situations in certain potentially sensitive areas. Accordingly, the foregoing limitation on the Officer's activities shall not apply to the extent the Company consents to such activities.

     b. Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Officer shall comply with the Confidentiality Agreement the Officer executed when hired and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others, who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Officer's breach of this Section 13).

     c. Company Property. Promptly following the Officer's Separation Date, the Officer shall return to the Company all property of the Company, and all copies thereof in the Officer's possession or under his control.

     d. Non-Solicitation of Employees. During the period in which the Officer is employed by the Company and any of its Subsidiaries and for a period of twenty-four (24) months following the Officer's Separation Date, the Officer shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is employed by the Company or a subsidiary.

                                 -5 of 8 pages-
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     e.   Non-Solicitation of Customers. During the period in which the Officer is employed by the Company or any of its subsidiaries and for a period of twenty-four (24) months following the Officer's Separation Date, he shall not solicit customers of the Company for any venture or business opportunity, which could directly or indirectly be considered in competition with the Company's business, as reasonably determined by the Company in its sole discretion.

     f. Injunctive Relief with Respect to Covenants. The Officer acknowledges and agrees that his covenants and obligations with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters, including his own skills, and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, in the event of a breach or threatened breach, the Officer agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) restraining the Officer from committing any violation of the covenants and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

          The Officer agrees that restraints imposed upon him pursuant to this section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

          The Officer agrees and convenants that he will not assert any claim in any forum of any type (whether by complaint, counterclaim, cross-claim or otherwise) or before any tribunal pursuant in which he seeks to have declared unenforceable, in whole or in part, any of the restraints imposed upon him by this section or to limit their enforceability in any way. The Officer further agrees that, should he file any such claim: (a) he will reimburse the Company for its reasonable costs and attorneys fees should the Company succeed in enforcing any such restraint in whole or in part; and (b) he will repay to the Company any severance paid him under this Agreement should the Company fail to enforce any such covenant in its entirety.

                                 -6 of 8 pages-
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          Notwithstanding the foregoing, the immediately preceding paragraph shall not apply when (a) the Officer has obtained written consent from the appropriate Company designee that a certain job or venture is not in violation of the Section 13, or (b) if an Arbitrator concludes that the activity that the Officer has undertaken does not violate the terms of this Section 13 as it exists when signed.

14. Entire Agreement. This Agreement represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions between the parties with respect to the Officer's employment and termination of employment with the Company and any and all other subject matters covered by this Agreement. Any amendment to this Agreement must be in writing signed by the parties or their duly authorized representatives and must state the intention of the parties to amend this Agreement.

15. Binding Terms. This Agreement shall be binding upon the Officer and his spouse, heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Company and its parents, partners, owners, and affiliates, and their owners, stockholders, directors, officers, employees, partners, trusts, agents, attorneys, representatives, successors, and assigns. Each provision of this Agreement shall continue according to its terms. If no term is stated, then such provision shall remain in effect indefinitely.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement shall remain in full force and effect.

17. Disputes. Subject to Section 13(f), all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, shall, on written request of either party served upon the other, be submitted to final and binding arbitration. Such arbitration shall be compelled and enforced by any court of competent jurisdiction and shall be conducted according to the Model Employment Arbitration Procedures of the American Arbitration Association ("AAA"), except as otherwise provided herein. The arbitration shall be conducted before AAA or such other arbitration service as the parties may, by mutual agreement, select. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by AAA pursuant to its rules. Judgment on the award that the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in Boston, Massachusetts.

18.  Representation and Voluntary Execution.

     a. The Officer represents and acknowledges that he has been advised in writing to consult an attorney, that he has had an adequate opportunity to consult and discuss all aspects of this Agreement with an attorney and that he has carefully read and fully understands all of its provisions.

     b. The Officer represents and acknowledges that he has had an adequate opportunity to make whatever investigation he or his counsel may deem necessary or desirable in connection with the subject matters of this Agreement.

                                 -7 of 8 pages-
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     c.   The Officer represents and acknowledges that his decision to enter into this Agreement has been made voluntarily, knowingly, and without coercion of any kind.

19. Execution. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, together, shall be deemed to constitute a single document.

     If the terms of this Agreement are acceptable to the Officer, please sign and return it as soon as possible. The Officer may revoke this Agreement at any time during the seven (7) day period immediately following the date of his signing. If he does not revoke this Agreement, then on the eighth (8th) day following the date of his signing (that eighth day being the "Effective Date" of this Agreement), this Agreement shall take effect as a legally binding agreement between the Officer and the Company.

     IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

SERAFINO POSA                  POLAROID CORPORATION

/s/ SERAFINO POSA              By:  /s/ JOSEPH G. PARHAM, JR.
--------------------                    ---------------------------
                               Name:    JOSEPH G. PARHAM, Jr.
                               Title:   Senior Vice President, Human Resources

                                 -8 of 8 pages-
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                                  ATTACHMENT A

                          POLAROID STOCK INCENTIVE PLAN
                 SUPPLEMENT TO THE STOCK INCENTIVE AGREEMENT(S)

     This Supplemental Agreement is evidence the modifications to the Stock Incentive Agreement(s) under the original Stock Incentive Plan and the 1993 Polaroid Stock Incentive Plan entered into between SERAFINO POSA and POLAROID CORPORATION. The following provisions supersede corresponding provisions of the Stock Incentive Agreement(s) under the original Stock Incentive Plan and the 1993 Stock Incentive Plan. Provisions of the original option agreement(s), which are not specifically modified here, remain in full force and effect.

     IF YOUR EMPLOYMENT TERMINATES:

          Notwithstanding anything to the contrary in the Plan or Agreement, because your employment with Polaroid or one of its subsidiaries is being terminated, all options awarded on or before May 1, 1998 under the above referenced Plans shall become fully vested upon your Separation Date. In addition, you will have three (3) years from the date of your termination or ten (10) years from the date of the original grant, whichever is earlier, in which to exercise all options.

     If, however, for any reason your employment is not terminated under your Severance Agreement and Mutual General Release, this Supplemental Agreement shall become null and void and the provision captioned "If YOUR EMPLOYMENT TERMINATES" in your original option agreement(s) shall control.

POLAROID CORPORATION

By: /s/ JOSEPH G. PARHAM, JR.
        ---------------------
              Officer

     By signing below, you acknowledge that nothing in this Supplement, original Agreement(s), or the Plan(s) confers upon you any rights to continued employment or limits the right of Polaroid or its subsidiaries to modify the terms of your employment.

     I understand and agree to comply with the terms of this Supplement, the original Agreement(s), and the Plans.

January 29, 1999                  /s/ SERAFINO POSA
----------------                      -----------------
Date                                  Serafino Posa
                                      Signature